As filed with the Securities and Exchange Commission on August 15, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DRAGONWAVE INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

DragonWave Inc.

411 Legget Drive, Suite 600

Ottawa, Ontario, Canada K2K 3C9

Tel: (613) 599-9991

(Address and telephone number of Registrant’s principal executive offices)

Peter Allen

President and Chief Executive Officer

411 Legget Drive, Suite 600

Ottawa, Ontario, Canada, K2K 3C9

(613) 599-9991

(Name, address, and telephone number of agent for service)

Copies to:

Andrea Johnson	Matthew Leivo
Dentons Canada LLP	DLA Piper LLP (US)
99 Bank Street, Suite 1420	4635 Executive Drive, Suite 1100
Ottawa, Ontario, K1P 1H4	San Diego, CA 92121
Canada	USA
(613) 783-9600	(858) 677-1400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	299,999	$3.04	$911,997	$92

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(2)          Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering prices per share and aggregate offering prices are based on the average of high and low sales prices of the registrant’s common shares on August 10, 2016, as reported on The NASDAQ Capital Market.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 15, 2016

PROSPECTUS

DRAGONWAVE INC.

299,999 COMMON SHARES

ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS

This prospectus relates to the offer and sale from time to time (the “Offering”) by the selling shareholders identified in this prospectus of up to 299,999 common shares of DragonWave Inc. (the “Company”) to be distributed upon the exercise or deemed exercise of outstanding warrants (the “Warrants”) of the Company held by the selling shareholders. The Warrants have an exercise price of $8.70 per share, will be exercisable beginning on October 13, 2016 and expire on April 13, 2021. The Warrants were issued to the selling shareholders by the Company in a private placement that completed on April 13, 2016 pursuant to purchase agreements entered into between the Company and the selling shareholders (the “Private Placement”). This prospectus also relates to such indeterminate number of common shares as may be issuable with respect thereto as a result of share splits, share dividends or similar transactions.

The selling shareholders will receive all of the proceeds from any sales of the common shares offered pursuant to this prospectus. We will not receive any of these proceeds, but we will incur expenses in connection with the Offering. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes.

The selling shareholders may sell the common shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common shares at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.

Our common shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol DWI and on the NASDAQ Capital Market (“NASDAQ”) under the symbol DRWI.  The closing price of our common shares, as reported on the TSX on August 12, 2016, was CAD$3.96. The closing price of our common shares, as reported on NASDAQ on August 12, 2016, was $3.07.

Investing in our securities involves a high degree of risk. We refer you to the section entitled “Risk Factors” on page 5 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our head and registered office is 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9.

The date of this prospectus is         2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, the selling shareholders may sell the common shares at various times and in various types of transactions. We will not receive any of the proceeds from these sales, but we will incur expenses in connection with the Offering.

This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our Common Shares. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus from our Annual Report on Form 20-F for the year ended February 29, 2016 (our “2016 Annual Report”), our Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on July 13, 2016 (the “Q1 2016 Report”) and our other filings with the SEC listed in the section of this prospectus entitled “Incorporation of Certain Information by Reference” and does not contain all of the information you should consider before investing in our common shares offered under this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Operating and Financial Review and Prospects,” in each case appearing elsewhere in this prospectus or in our 2016 Annual Report, incorporated by reference herein. You should also read and consider the information contained in the documents identified under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our securities. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars.

Unless the context otherwise requires, all references in this prospectus to the “Company”, “DRWI”, “we”, “us” and “our” refer to DragonWave Inc., DragonWave Corp., incorporated in the state of Delaware, USA, DragonWave Pte. Ltd., incorporated in Singapore, DragonWave S.à r.l., incorporated in Luxembourg, DragonWave Telecommunication Technology (Shanghai) Co., Ltd., incorporated in China, DragonWave Mexico S.A. de C.V., incorporated in Mexico, Axerra Networks Asia Pacific Limited, incorporated in Hong Kong, DragonWave India Private Limited, incorporated in India and DragonWave Inc.’s majority owned subsidiary, DragonWave HFCL India Private Limited, incorporated in India.

References in this prospectus to “Nokia” or “NSN” refer to both Nokia Solutions and Networks and its predecessor business as carried on under the name Nokia Siemens Networks. Nokia is a trademark of Nokia Corporation or its affiliates.

Our Business

Founded in 2000, we are a leading provider of high-capacity wireless Ethernet equipment used in emerging internet protocol (“IP”) networks. We design, develop, market and sell proprietary, carrier-grade microwave radio frequency networking equipment (often referred to as “links”), that wirelessly transmit broadband voice, video and other data between two points. Our wireless carrier-Ethernet links, which are based on a native Ethernet platform, function as a wireless extension to an existing fiber and global optic core telecommunications network. The principal application for our products is the backhaul function in a wireless communications network. Backhaul links connect the large amounts of network traffic aggregated by base stations and other collection points on the edge of the network to the high-capacity fiber optic infrastructure at the core of the network. Additional applications for our products include point-to-point transport applications in private networks, including municipal and enterprise applications.

Our Products

Our products principally perform the backhaul function in a communication service provider’s network, connecting high-traffic points of aggregation such as high-capacity wireless base stations (3G+ cellular, WiFi, LTE), small cells and large “out of territory” enterprises to nodes on the fiber optic core network.

Our line of wireless carrier-Ethernet links is marketed under the Horizon trade names. Our products are carrier-grade and operate primarily in licensed spectrum bands to minimize interference.

In 2011, we introduced our Avenue solution, which was designed to provide high levels of spectral efficiency and reliability for carrier-grade delivery of advanced applications and services. The Avenue solution is a small device, utilizing a small antenna, to integrate microcellular backhaul, third-party base stations, power supply, battery backup, switching, and management in an all-in-one, environmentally shielded enclosure. This is a hardened, all-outdoor, zoning-friendly and fully integrated solution that was designed specifically for service providers to deploy microcellular coverage with high-performance backhaul.

On June 1, 2012, we acquired our Harmony product line from Nokia. For a description of the transaction pursuant to which we acquired this product line from Nokia, see “Part I—Item 4. “Information on our Business—Mergers & Acquisitions and Joint Ventures—Acquisition of Microwave Transport Business of NSN and Relationship with Nokia” in our 2016 Annual Report. The Harmony product line is a multi-service wireless platform enabling time-division multiplexing (TDM) and packet-based services across wireless or wireline infrastructure. Harmony is rebranded by Nokia as FlexiPacket.

In 2013, we introduced our Harmony Lite and Avenue Link Lite products lines. These product lines are DragonWave’s first products in the sub-6GHz bands. The Lite products operate in licensed and unlicensed bands, and provide Line of Sight, and non-line of sight connectivity. The Lite product line is an important part of our small cell backhaul offering in the Avenue family.

In 2014, we introduced our Harmony Eband product. Harmony Eband operates in the 70/80 GHz bands. It provides capacities of up to 2.5 Gbps, and operates in low cost bands, providing mobile operators with a much lower total cost of ownership and scalability strategy.

In 2014, we introduced Harmony Enhanced, a high capacity, long reach, multi-service radio operating in the 6-42 GHz spectrum bands. Harmony Enhanced merges the performance and reliability of DragonWave’s flagship Harmony Radio and Horizon Compact+ into a next-generation, ultra high-capacity microwave system.

In 2016, we introduced Harmony EnhancedMC, an ultra-high capacity, multi-service microwave system operating in the 6-42 GHz spectrum bands that provides dual channel support and extended reach. Harmony EnhancedMC delivers the next level of capacity by introducing integrated dual carrier and fully integrated XPIC capabilities into a single Outdoor Unit (ODU) antenna configuration. Harmony EnhancedMC delivers over 4 Gbps in a single radio, with scalability to deliver 8Gbps on a single antenna.

Our Strategy

The demand for our products is driven by global trends, including IP convergence and pressure on backhaul capacity caused by increased functionality of mobile devices, the shift in demand from voice to multimedia content and services, growing demand for wireless coverage, increasing numbers of subscribers, and investment in radio access network spectrum. In our target markets, network traffic is shifting from legacy TDM traffic to IP-based traffic to improve network efficiency and enable IP-based services.

Principally, we target the global wireless communications service provider market and, in particular, those service providers offering high-capacity wireless communication services, including traditional cellular service providers and emerging broadband wireless access (BWA) service providers. These service providers offer high-speed digital communication services over wireless access networks, employing IP-based wireless network access technologies such as advanced (3G, 4G and 5G) cellular technologies, as well as WiFi. The market addressed by these wireless service providers is characterized by significant growth in number of subscribers, coverage area, and bandwidth requirements per subscriber, and a corresponding need to reduce the cost per bit of the backhaul network. (See Cisco® Visual Networking Index (VNI) Global Mobile Data Traffic Forecast Update dated February 3, 2016). We also target other markets, including wireless extension of fixed-line networks to directly connect high-bandwidth end-customers to the core network, and private networks of large multi-site organizations such as Fortune 500 enterprises, municipalities and government organizations.

The key elements of our solutions include: high performance; carrier-grade availability; cost-competitiveness; support of legacy networking standards; and the availability of advanced network management and wireless network IP planning.

Recent Developments

In August 2016, we closed an underwritten public offering of our common shares and warrants resulting in gross proceeds of $6.0 million.  We sold $6.0 million in the aggregate of Class A Units (1,760,880 Units) and Class B Units (30,164 Units) (the “August 2016 Public Offering”).  Each Class A Unit consisted of one common share, one five-year warrant (the “Long-Term Warrant”) to purchase one common share and two six-month warrants (the “Short-Term Warrant”) each to purchase one common share, and had a public offering price of $3.35 per Class A Unit. Each Class B Unit consisted of a pre-funded warrant (the “Pre-Funded Warrant”) to purchase one common share, one Long-Term Warrant and two Short-Term Warrants, and had a public offering price of $3.34 per Class B Unit.

The Long-Term Warrants have an exercise price of $4.37 per share, were exercisable immediately and will expire in August 2021. The Short-Term Warrants have an exercise price of $4.00 per share, were exercisable immediately and will expire in February 2017. The Pre-Funded Warrants were exercisable immediately with no expiration date, were deemed purchased for a price of $3.34 per underlying common share by virtue of purchasing a Class B Unit and have an exercise price of $0.01 per share.

Concurrent with the August 2016 Public Offering, which occurred in the United States, we issued an additional 63,000 Class A Units on a private placement basis to purchasers in Canada for additional gross proceeds of $211,050 (the “August 2016 Canadian Placement” and, together with the August 2016 Public Offering, the “August 2016 Offering”).

Our Corporate Information

We commenced commercial deployment of our products in 2002 and, as of February 29, 2016, have shipped approximately 154,867 links (each link contains 2-4 units). In the fiscal year ended February 29, 2016, we delivered products to 184 customers, in 58 countries. Customers included: Nokia, Reliance Jio Infocomm (India), TESSCO (United States), Samsung, Alliance Communications (United States) and Xplornet (Canada).

Our head office is located at 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada K2K 3C9.

RISK FACTORS

You should carefully consider the risk factors set forth under the caption “Risk Factors” in our 2016 Annual Report, which is incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common shares could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian and United States securities laws. All statements other than statements that are reporting results or statements of historical fact are forward-looking. All forward-looking information and forward-looking statements are necessarily based on a number of estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “continue”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “plan” or “project” or the negative of these words or other variations on or synonyms of these words or comparable terminology. Forward-looking statements include, without limitation, statements regarding strategic plans, future production, sales and revenue estimates, cost estimates and anticipated financial results, capital expenditures, results attributable to mergers and acquisitions activities and other objectives.

There can be no assurance that forward-looking statements will prove to be accurate and actual results and outcomes could differ materially from those expressed or implied in such statements. The following are some of the important factors related to our business and industry that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements:

•                  limited cash resources and our dependence on our credit facilities and accommodations by our lenders and certain suppliers;

•                  our reliance on a small number of customers for a large percentage of revenue;

•                  our need for working capital will intensify if we are successful in winning new business;

•                  intense competition from several competitors;

•                  competition from indirect competitors;

•                  our history of losses;

•                  our ability to implement our ongoing program of operating cost reductions;

•                  our dependence on our ability to develop new products, enhance existing products and execute product roll-outs on a basis that meets customer requirements;

•                  our exposure to product warranty claims, and inventory and account receivables exposure in relation to recent product quality issues;

•                  our ability to successfully manage our resources;

•                  our dependence on our ability to manage our workforce and recruit and retain management and other qualified personnel;

•                  quarterly revenue and operating results that are difficult to predict and can fluctuate substantially;

•                  a lengthy and variable sales cycle;

•                  our reliance on suppliers, including outsourced manufacturing, third party component suppliers and suppliers of outsourced services;

•                  our ability to manage the risks related to increasingly complex engagements with channel partners and end-customers;

•                  pressure on our pricing models from existing and potential customers and as a result of competition;

•                  our exposure to credit risk for accounts receivable;

•                  our dependence on the development and growth of the market for high-capacity wireless communications services;

•                  the allocation of radio spectrum and regulatory approvals for our products;

•                  the ability of our customers to secure a license for applicable radio spectrum;

•                  changes in government regulation or industry standards that may limit the potential market for our products;

•                  currency fluctuations;

•                  our ability to protect our own intellectual property and potential harm to our business if we infringe the intellectual property rights of others;

•                  risks associated with software licensed by us;

•                  a change in our tax status or assessment by domestic or foreign tax authorities;

•                  exposure to risks resulting from our international sales and operations, including the requirement to comply with export control and economic sanctions laws;

•                  our exposure to potential product defects and product liability claims and health and safety risk relating to wireless products;

•                  the impact that general economic weakness and volatility may be having on our customers; and

•                  disruption resulting from economic and geopolitical uncertainty.

In particular, in our most recent fiscal year ended on February 29, 2016 and quarter ended May 31, 2016, approximately 44% and 38%, respectively, of our sales were through the Nokia channel. Recent developments within Nokia, including Nokia’s combination with Alcatel-Lucent, have resulted in our conclusion that new product sales through this channel are unlikely. See “Part I—Item 4. “Information on our Business—Mergers & Acquisitions and Joint Ventures—Acquisition of Microwave Transport Business of NSN and Relationship with Nokia” of our 2016 Annual Report.

Additional risks related specifically to our securities include:

•                  risks associated with our outstanding warrants and the impact that the terms of such warrants have on our ability to raise capital and to undertake certain business transactions;

•                  risks associated with our ability to raise additional capital;

•                  large fluctuations in the trading price of our common shares;

•                  our actual financial results may vary from our publicly disclosed forecasts;

•                  expense and risks associated with being a U.S. public company and possible loss of our foreign private issuer status;

•                  expense and risks associated with the loss of our ability to use the multi-jurisdictional disclosure system (“MJDS”) adopted by the United States and Canada;

•                  an investor may not be able to bring actions or enforce judgment against us and certain of our directors and officers;

•                  we do not currently intend to pay dividends on our common shares;

•                  tax consequences associated with an investment in our securities;

•                  future sales of common shares by our existing shareholders could cause our share price to fall;

•                  our management’s broad discretion over the use of proceeds of financings; and

•                  certain Canadian laws could prevent or deter a change of control.

Also see the discussion under “Risk Factors” in this prospectus and “Part I—Item 3. Key Information—D. Risk Factors” of our 2016 Annual Report. Although we have attempted to identify important factors that could cause our actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause our results to differ from what we currently anticipate, estimate or intend. Ongoing global economic uncertainty could impact forward-looking statements in an unpredictable and possibly detrimental manner. In light of these risks, uncertainties and assumptions, the forward-looking events might not occur or might not occur when stated. Forward-looking statements are provided to assist external stakeholders in understanding management’s expectations and plan relating to the future as of the date of our 2016 Annual Report and may not be appropriate for other purposes. Readers are cautioned not to place undue reliance on forward looking statements. Except as required under applicable securities legislation, we undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

DIVIDEND POLICY

We plan to retain any earnings, if any, for the foreseeable future for our operations. We have never paid any dividends on our common shares and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. In addition, our credit facility restricts our ability to pay dividends.

MARKET PRICES

Our common shares are publicly traded on the TSX under the symbol “DWI”. Trading of the common shares on the TSX commenced with the closing of our initial public offering on April 19, 2007. Our common shares are also traded on the NASDAQ Capital Market under the symbol “DRWI”. Trading of our common shares on NASDAQ commenced on October 15, 2009.

The ranges of our common shares on the TSX and NASDAQ for the quarterly high and low market prices during the two most recent full financial years ended February 28/29 are as follows:

	DWI.TO Common Shares — TSX (in Canadian dollars)		DRWI.NSDQ Common Shares - NASDAQ
	High	Low	High	Low
Quarterly 2015
First Quarter	46.75	30.00	42.25	27.50
Second Quarter	68.75	32.50	63.75	30.00
Third Quarter	41.50	25.00	38.25	22.00
Fourth Quarter	34.25	24.75	29.50	19.50

Quarterly 2016
First Quarter	28.00	16.25	22.50	12.50
Second Quarter	20.00	6.50	16.00	4.75
Third Quarter	8.25	2.50	6.50	1.75
Fourth Quarter	5.75	2.00	4.25	1.50

Quarterly 2017
First Quarter	13.96	2.70	10.66	1.85
Second Quarter (through August 12, 2016)	8.82	3.81	6.83	2.91

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholders may sell from time to time up to 299,999 of our common shares issuable upon exercise of outstanding Warrants. The actual number of and price of the common shares that the selling shareholders may offer, if any, will depend on a number of factors.

CAPITALIZATION

The following table sets out our consolidated capitalization as at May 31, 2016.  The table below does not present our capitalization on an as-adjusted basis to give effect to the issuance and sale of the 299,999 common shares issued or issuable upon exercise of the Warrants. The holders of the Warrants are not obligated to exercise them for the purchase of our common shares and as a result, there can be no assurance that the holders will exercise the Warrants. In addition, the table below does not reflect the August 2016 Offering.

This table should be read in conjunction with Management’s Discussion and Analysis included as Exhibit 99.3 in the Q1 2016 Report and the financial statements contained therein, as well as “Part I—Item 5. Operating and Financial Review and Prospects” and our consolidated financial statements and the notes thereto set forth in “Part III—Item 18. Financial Statements” of our 2016 Annual Report.

As at May 31, 2016
(amounts in US$ thousands, except share amounts)
Total debt (line of credit)	18,867
Total current liabilities less total debt (line of credit)	24,913
Shareholder’s equity	1,476
Total issued and outstanding common shares	3,620,567
Contributed surplus	9,450
Deficit	(222,325)
Total capitalization(1)	18,284

(1)         Based on the closing price of $5.05 on Nasdaq Capital Markets for the common shares on May 31, 2016.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common shares by the selling shareholders.  We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised.  Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of its strategic priorities.

The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the availability of additional financing and other factors, including the risks and uncertainties discussed in “Risk Factors.” Investors will be relying on the judgment of our management regarding the application of the proceeds we receive upon exercise of the Warrants. Pending these uses, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those issuable to the selling shareholders, upon exercise of the Warrants.  For additional information regarding the issuances of those Warrants, see “Private Placement of Warrants” below.  The selling shareholders also acquired common shares and warrants in our public offering of common shares which occurred in April 2016 and the August 2016 Public Offering. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.  Except for the ownership of the Warrants and as described above, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common shares by each of the selling shareholders.  The second column lists the number of common shares beneficially owned by each selling shareholder, based on its ownership of the Warrants, as of August 11, 2016, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the common shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of our agreement with the selling shareholders, this prospectus generally covers the resale of the maximum number of common shares issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants.  The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the certain of the securities held by the selling shareholders, including the Warrants, a selling shareholder may not exercise such securities to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination of common shares issuable upon exercise of the warrants which have not been exercised. The number of shares in the second and fifth columns do not reflect this limitation, but the percentages set forth in the third and sixth columns do reflect this limitation.  The selling shareholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Name of Selling	Number of Common Shares Beneficially Owned Prior to the Offering		Maximum Number of Common Shares to be Sold Pursuant to this	Number of Common Shares Beneficially Owned After the Offering (3)
Shareholder	Number	Percentage(1), (2)	Prospectus	Number	Percentage(1), (2)
Sabby Healthcare Maser Fund, Ltd.(4)	1,166,003	4.99%	89,310	1,076,693	4.99%
Sabby Volatility Warrant Master Fund, Ltd.(5)	1,168,264	4.99%	89,310	1,078,954	4.99%
Empery Asset Master, LTD(6)	583,784	4.99%	51,365	532,419	4.99%
Empery Tax Efficient, LP(7)	399,393	4.99%	42,272	357,121	4.99%
Empery Tax Efficient II, LP(8)	279,622	4.99%	27,742	251,880	4.99%

(1)         Applicable percentage of ownership is based on 5,388,975 common shares outstanding as of August 11, 2016.

(2)         For the purpose of calculating the percentage ownership, the number of common shares issuable upon conversion or exercise of any convertible securities, including any special warrants, held by the holder are included in the number of common shares outstanding.

(3)         Assumes that the selling shareholder disposes of all of the common shares covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling shareholder will sell all or any portion of the shares covered by this prospectus.

(4)         Based on information supplied to us on August 10, 2016. Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd. (“Sabby HMF”) and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby HMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby HMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. SHMF is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(5)         Based on information supplied to us on August 10, 2016. Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby VWMF”) and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby VWMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. Sabby VWMF is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(6)         Based on information supplied to us on August 11, 2016. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. EAM’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(7)         Based on information supplied to us on August 11, 2016. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. ETE’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(8)         Based on information supplied to us on August 11, 2016. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. ETE II’s address is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

DESCRIPTION OF COMMON SHARES

Each common share will entitle its holder to notice of, and to one vote at, all meetings of our shareholders. Each of our common shares carries an entitlement to receive dividends if, as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up, our net assets available for distribution to our shareholders will be distributed rateably among the holders of our common shares. There are no pre-emptive, conversion or redemption rights attached to our common shares.

Our authorized share capital consists of an unlimited number of common shares, of which 5,388,975  common shares are issued and outstanding as of August 11, 2016.

Private Placement of Warrants

In the Private Placement, we issued Warrants to purchase 299,999 common shares, at an exercise price of $8.70 per share, subject to adjustment, which will be exercisable beginning October 13, 2013 and will remain exercisable until April 13, 2016, but not thereafter.  A holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our common shares outstanding immediately after giving effect to such exercise, which we refer to as the beneficial ownership limitation; provided, however, that upon notice to us, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions; (3) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of common shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common shares; (4) we directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common shares or any compulsory share exchange pursuant to which the common shares is effectively converted into or exchanged for other securities, cash or property or (5) any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding common shares (each, a “Fundamental Transaction”), then upon any subsequent exercise of a Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Warrants (the “Alternate Consideration”). We may shall not effect any such Fundamental Transaction unless any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holders of the Warrants such Alternate Consideration as the holders of the Warrants may be entitled to purchase. However, each holder may require we or any successor entity to pay the holder within 30 days of the public disclosure of the consummation of a Fundamental Transaction an amount of cash equal to the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg as of the day immediately preceding the public announcement of the applicable Fundamental Transaction.

The holder of a Warrant does not generally have the rights or privileges of a holder of our common shares, including any voting rights, until it exercises its Warrant.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling securities:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales;

•                  in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person.  We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MATERIAL UNITED STATES FEDERAL INCOME TAXATION

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, U.S. state and local tax, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (“IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this offering that is for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

The United States federal income tax consequences of the acquisition, ownership and disposition of the common shares can be very complex and, in certain cases, uncertain or potentially unfavorable to a U.S. Holder. Accordingly, each prospective investor considering an acquisition of, or who acquires common shares pursuant to this offering is strongly urged to consult its own tax advisor with respect to the United States federal, state or local income and alternative minimum tax, United States federal estate or gift, or foreign tax consequences of such acquisition, ownership and disposition of common shares in light of its own particular facts and circumstances.

Passive Foreign Investment Company Rules

Our PFIC Status

If we were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”, as defined below) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder as a result of the acquisition, ownership and disposition of common shares. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that we have never been and will not become a PFIC for any taxable year during which a U.S. Holder holds common shares.  Also, there can be no assurance that the IRS will not challenge any determination made by us (or any of our subsidiaries) concerning its PFIC status. Each U.S. Holder should consult its own tax advisors regarding our PFIC status and the PFIC status of each of our subsidiaries.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

We will generally be a PFIC if, for a tax year, (a) 75% or more of our gross income is passive income (the “PFIC income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and

(b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of common shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of common shares are made.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC for any tax year during which a U.S. Holder owns common shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of common shares will depend on whether and when such U.S. Holder makes an election to treat us and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any “excess distribution” received on the common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on common shares or with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such common shares were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares in which we are a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a

U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its common shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

U.S. Holders should be aware that we do not intend to provide U.S. Holders with the information required to permit them to make a QEF Election, and, accordingly, prospective investors should assume that a QEF Election will not be available. Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions, unless such U.S. Holder makes an effective Mark-to-Market Election as discussed below.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located that, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the common shares are “regularly traded” as described in the preceding sentence, the common shares are expected to be marketable stock. However, each U.S. Holder should consult its own tax advisor regarding the “regularly traded” requirement.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if we are a PFIC for the tax year of such distribution or for the preceding tax year. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. (See “Sale or Other Taxable Disposition of common shares” below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction.” Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such

U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. A U.S. Holder’s tax basis in common shares generally will be such holder’s U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the common shares and net gains from the disposition of the common shares. Further, excess distributions treated as dividends, gains treated as excess distributions under the PFIC rules discussed above, and mark-to-market inclusions and deductions are all included in the calculation of net investment income.

Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of common shares that will be subject to the additional tax on net investment income, a U.S. Holder that has made a QEF Election will be required to recalculate its basis in the common shares excluding QEF basis adjustments.

Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in a PFIC for which a QEF Election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares acquired pursuant to this prospectus by a holder who, at all relevant times, (a) for the purposes of the Tax Act, (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us, and is not affiliated with us, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business carried on or deemed to be carried on in Canada and (v) is not a “registered non-resident insurer” or “authorized foreign bank” (each as defined in the Tax Act), and (b) for the purposes of the Canada-U.S. Tax Convention, is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Canada-U.S. Tax Convention. Our common shares will generally be considered to be capital property to a holder unless such common shares are held in the course of carrying on a business of buying or selling securities, or as part of an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as “Non-Canadian Holders”. This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, insurers or financial institutions. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisers.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof (“Regulations”), the current provisions of the Canada-U.S. Tax Convention and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed.  However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, which may differ from those discussed in this summary.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must generally be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the relevant day, or such other rate of exchange as is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the Canadian federal income tax consequences to any particular Non-Canadian Holder or prospective Non-Canadian Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on our common shares to a Non-Canadian Holder will be subject to Canadian withholding tax. Under the Canada-U.S. Tax Convention, the rate of Canadian withholding tax on dividends paid or credited by us to a Non-Canadian Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company, which owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of our common shares, unless the common shares are, or are deemed to be, “taxable Canadian property” (as defined in the Tax Act) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under the Canada-U.S. Tax Convention. Generally, our common shares will not constitute taxable Canadian property to a Non-Canadian Holder provided our common shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX and the NASDAQ Capital Market) at the time of the disposition unless: (a) (i) at any time during the 60-month period immediately preceding the disposition one or any combination of: (A) the Non-Canadian Holder, (B) persons with whom the Non-Canadian Holder does not deal at arm’s length (within the meaning of the Tax Act), and (C) partnerships in which the Non-Canadian Holder or a person described in (B) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any series or class of our capital stock and (ii) more than 50% of the fair market value of our common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act) or options in respect of, or interests in, or for civil law, rights in such property, whether or not such property exists; or (b) our common shares are deemed under the Tax Act to be taxable Canadian property of the Non-Canadian Holder. If our common shares constitute taxable Canadian property of a particular Non-Canadian Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Canada-U.S. Tax Convention.  Notwithstanding the foregoing, in the case of our common shares, any capital gain will only be exempt if, at the time of disposition, our common shares do not derive their value principally from real property situated in Canada. The exercise of a warrant for Common Shares will generally be deemed not to constitute a disposition and, accordingly, a Non-Resident Holder will not recognize a gain or a loss on such an exercise. Non-Canadian Holders whose common shares may constitute taxable Canadian property should consult their own tax advisors.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

Fee/Expense	Amount (US$)
SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Printing and miscellaneous expenses	$
Total	$

LEGAL MATTERS

The validity of the common shares offered by this prospectus will be passed upon for the Company Dentons Canada LLP, Ottawa, Ontario.

As of the date hereof, the partners and associates of Dentons Canada LLP, as a group, beneficially own, directly or indirectly, less than 1%, respectively, of the outstanding securities of the Company.

EXPERTS

Our auditors are Ernst & Young LLP, Ottawa, Ontario, Canada.

Our Annual Consolidated Financial Statements have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report dated May 18, 2016 which is incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, and has been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Ernst & Young LLP has advised us that they are independent within the meaning of Rule 3520 of the Public Company Accounting Oversight Board, Auditor Independence and the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy this prospectus, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

As a “foreign private issuer,” we are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of common shares. Furthermore, as a “foreign private issuer,” we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

We maintain a corporate website at www.dragonwaveinc.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into and does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC in each case with File No. 001-34491:

•                  our Annual Report on Form 20-F for the fiscal year ended February 29, 2016;

•                  our Current Reports on Form 6-K filed on April 18, 2016, May 18, 2016, May 26, 2016, June 17, 2016, June 22, 2016 and July 13, 2016; and

•                  the description of our common shares which is contained in our registration statement on Form 8-A, filed with the SEC on October 14, 2009, including any amendment or report filed for the purpose of updating such description.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at DragonWave Inc., 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada, K2K 3C9 or via telephone at (613) 599-9991.

ENFORCEABILITY OF CIVIL LIABILITIES

Enforcement of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated in Canada, our principal executive offices are located in Canada, all of our directors and executive officers and most of the experts named in this prospectus, including our independent public accounting firm, reside principally outside of the United States and all or a substantial portion of our assets and the assets of these persons are located outside the United States.

We have appointed an agent for service of process in the United States, but it may not be possible to effect service in the United States on our directors, executive officers, public accounting firm and other experts who reside outside of the United States. Furthermore, it may not be possible for an investor to enforce judgments obtained in United States courts based upon the civil liability provisions of United States federal securities laws or other laws of the United States against us or those persons.

Purchasers are also advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DRAGONWAVE INC.

299,999 COMMON SHARES

ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS

Prospectus

         , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), DragonWave Inc. (the “Registrant”) may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity and provided that (a) the director, officer or other individual acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request and, (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b), above. A director, officer or other individual referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the Registrant or other entity as described above, if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and fulfils the conditions set out in (a) and (b), above. A Registrant may advance monies to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the monies if the individual does not fulfill the conditions set out in clauses (a) and (b), above.

The Registrant’s By-Law No. 1A (the “By-Law”) provides that, subject to the provisions of the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Registrant or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Registrant shall also indemnify any such person in such other circumstances as the CBCA or other law permits or requires. Nothing in the By-Law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Law to the extent permitted by the CBCA or other law.

The Registrant has also entered into contractual indemnification agreements in favor of each of the directors that provide, to the full extent allowed by law, that the Registrant shall indemnify and save harmless each director, his estate, executors, administrators, legal representatives and lawful heirs, from and against any and all costs, charges of expenses (including, but not limited to, an amount paid to settle any action or to satisfy any judgment, legal fees on a solicitor and client basis, other professional fees, out-of-pocket expenses for attending proceedings including discoveries, trials, hearings and meetings, and any amount for which he is liable by reason of any statutory provision whether civil, criminal or otherwise (“indemnifiable costs”)), suffered or incurred by the director or such other indemnified parties, directly or indirectly, as a result of or by reason of the director: (i) being or having been a director or officer of the Registrant or an affiliate of the Registrant or by reason of any action taken by the director in his capacity as a director or officer of the Registrant or an affiliate of the Registrant; (ii) being or having been a member of a committee of the board of directors of the Registrant or an affiliate of the Registrant; or (iii) acting as a member of the plan administrator pursuant to the Registrant’s Stock Option Plan, subject to certain conditions being satisfied including that the director: (a) acted honestly and in good faith with a view to the best interests of the Registrant, or the best interests of the Registrant’s affiliate, as the case may be; and (b) in the case of a criminal or administrative action, proceeding, investigation, inquiry or hearing that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The indemnities also provide that indemnifiable costs will be paid by the Registrant immediately, with the agreement that, in the event it is ultimately determined that the indemnified party was not entitled to be so indemnified, such amounts shall be refunded to the Registrant.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the By-Law and the CBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

A list of exhibits filed with this registration statement on Form F-3 is set forth on the Exhibit Index and is incorporated herein by reference

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Ottawa, Province of Ontario, Country of Canada, on August 15, 2016.

DRAGONWAVE INC.

By:	/s/ Peter Allen
Peter Allen
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Allen and Patrick Houston, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Peter Allen	Director, President and Chief Executive Officer	August 15, 2016
Peter Allen	(Principal Executive Officer)

/s/ Patrick Houston	Chief Financial Officer	August 15, 2016
Patrick Houston	(Principal Financial Officer)

/s/ Ruth Bengough	Controller	August 15, 2016
Ruth Bengough	(Principal Accounting Officer)

/s/ Claude Haw	Chairman of the Board of Directors	August 15, 2016
Claude Haw

/s/ Cesar Cesaratto	Director	August 15, 2016
Cesar Cesaratto

/s/ Lori O’Neill	Director	August 15, 2016
Lori O’Neill

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Articles of Incorporation of DragonWave Inc. (filed as Exhibit 1.0 on Form 20-F with the SEC on May 27, 2015).

3.2	Amendment to Restated Articles of Incorporation (filed as Exhibit 99.3 on Form 6-K with the SEC on February 2, 2016).

3.3	Composite Form of By-Laws (as amended) of the Company (filed as Exhibit 1.1 on Form 20-F with the SEC on May 27, 2015).

4.1.1	Form of Long-Term Warrant (filed as Exhibit 4.1.1 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016).

4.1.2	Form of Short-Term Warrant (filed as Exhibit 4.1.2 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016).

4.2	Form of Pre-Funded Warrant (filed as Exhibit 4.3 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016).

4.3	Form of Warrant Indenture between DragonWave Inc. and Computershare Trust Company of Canada as the Warrant Agent (filed as Exhibit 99.1 on Form 6-K with the SEC on September 12, 2013).

4.4	Form of Common Share Warrant Certificate (filed as Exhibit 99.1 on Form 6-K with the SEC on September 17, 2013).

4.5	Warrant Indenture between DragonWave Inc. and Computershare Trust Company of Canada as the Warrant Agent (filed as Exhibit 99.2 on Form 6-K with the SEC on August 1, 2014).

4.6	First Supplemental Warrant Indenture, dated as of September 4, 2014, to the Warrant Indenture dated as of August 1, 2014 (filed as Exhibit 99.1 on Form 6-K with the SEC on September 4, 2014).

4.7	Second Supplemental Warrant Indenture, dated as of February 2, 2016, to the Warrant Indenture Dated as of August 1, 2014 (filed as Exhibit 99.1 on Form 6-K with the SEC on September 4, 2014).

4.8	Form of Warrant (filed as Exhibit 99.1 on Form 6-K with the SEC on April 7, 2016).

4.9	Warrant for the Purchase of Common Shares dated May 30, 2007 (filed as Exhibit 4.9 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016).

5.1	Opinion of Dentons Canada LLP.

10.1	DragonWave Inc. Employee Share Purchase Plan (filed as Exhibit 4.1 on Form S-8 with the SEC on February 24, 2010).

10.2	DragonWave Inc. Sixth Amended and Restated Key Employee Stock Option Plan (filed as Appendix C to Exhibit 99.1 on Form 6-K with the SEC on May 17, 2013).

10.3	DragonWave Inc. Share Based Compensation Plan (filed as Exhibit 4.2 on Form S-8 with the SEC on July 8, 2014).

10.4

Amended and Restated Master Acquisition Agreement, dated as of May 3, 2012, by and between Nokia Siemens Networks B.V., DragonWave Inc. and DragonWave S.A.R.L. (filed as Exhibit 99.1 on Form 6-K with the SEC on May 11, 2012).

10.5

Employment Agreement, dated January 21, 2004, as amended, by and between DragonWave Inc. and Peter Allen. (filed as Exhibit 10.5 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016)

10.6

Employment Agreement, dated August 27, 2015, as amended, by and between DragonWave Inc. and Patrick Houston. (filed as Exhibit 10.6 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016)

10.7

Employment Agreement, dated November 13, 2003, as amended, by and between DragonWave Inc. and Erik Boch. (filed as Exhibit 10.7 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016)

10.8

Employment Agreement, dated June 28, 2012, as amended, by and between DragonWave Inc. and Barry Dahan. (filed as Exhibit 10.8 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016)

10.9

Employment Agreement, dated November 13, 2003, as amended, by and between DragonWave Inc. and Dave Farrar. (filed as Exhibit 10.9 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016)

10.10

Revolving Credit Agreement, dated June 1, 2012, as amended, by and between DragonWave Inc. and Comerica Bank. (filed as Exhibit 10.10 to Registration Statement on Form F-1 (File No. 333-212428) on July 7, 2016)

10.11	Securities Purchase Agreement dated April 6, 2016 by and among DragonWave Inc. and the Purchasers identified therein (filed as Exhibit 99.2 on Form 6-K with the SEC on April 7, 2016).

21	Subsidiaries of the Registrant. (filed as Exhibit 21 to Registration Statement on Form F-1(File No. 333-212428) on July 7, 2016)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Dentons Canada LLP (included in Exhibit 5.1)

24	Powers of Attorney (included on signature page)